PURCHASE AGREEMENT

by and among

HAMMER FIBER OPTIC HOLDINGS CORP.,

a Nevada corporation,

OPEN DATA CENTERS, LLC

a New Jersey limited liability company,

DATA CENTER INFRASTRUCTURE HOLDINGS, LLC

a New Jersey limited liability company

ODCMG LLC

a New York limited liability company

Dated September 12, 2018

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made this 12th day of September, 2018 between and among Hammer Fiber Optic Holdings Corp., a Nevada corporation (“Buyer”), Open Data Centers, LLC, a New Jersey company (the “Company”), and Data Center Infrastructure Holdings, LLC, a New Jersey limited liability company with its address at 15 Corporate Place South, Suite 100, Piscataway, NJ 08854 (“DCIH”) and ODCMG LLC, a New York limited liability company, having its address at 34 Franklin Avenue, Suite 220, Brooklyn, NY 11205 (“ODGMC” and, together with Data Center, the “Sellers” and each, individually, a “Seller”)

W I T N E S S E T H :

WHEREAS, the Company is principally engaged in the engaged in the business of providing telecommunications services (the “Business”);

WHEREAS, the Sellers are the owners of an aggregate of 1576.67 Units of Company (the “Company Units”), which represent all of the issued and outstanding Units of the Company; and

WHEREAS, the Sellers desire to sell their Company Units to Buyer and Buyer desires to purchase all of the Company Units from the Sellers, all in the manner and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

1.Terms of Acquisition.

1.1Purchase of Company Units.

Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 1.3 below), each Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from such Seller, all right, title and interest of the Sellers, legal and equitable, beneficially and of record, in and to the number of Company Units set forth opposite the Sellers’ name on Schedule 1.1 hereto under the caption “Number of Company Units Owned.” At the Closing, each Seller shall deliver to Buyer an instrument of transfer to deliver to the Buyer such Seller’s Company Units free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever.

1.2Purchase Price.

(a)As the purchase price for all of the Company Units (the “Purchase Price”), two million nine hundred thirty thousand five hundred sixty six (2,930,566) shares of Common Stock (as defined in Section 1.3(d) hereof) of the Buyer (the “Buyer Common Stock”), which will be issued to Sellers in the amounts set forth on Schedule 1.1 under the caption “Shares of Buyer Common Stock.” The shares of Buyer Common Stock are restricted securities, as defined in Rule 144 of the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The current Capitalization Table of Buyer is included as Schedule 1.2.

(b)Certificates for the Buyer Common Stock, issued in the names of the Sellers, shall be delivered to the Seller at the Closing. Prior to the Closing Date, the Buyer shall make arrangements with the transfer agent for the Buyer’s Common Stock for the delivery of such stock certificates to the Buyer, for delivery to Sellers at the Closing.

(c)The number of shares of the Buyer Common Stock to be issued in accordance with Section 1.2(b) hereof shall be adjusted so as to give the Seller the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, or combinations or subdivisions of Common Stock (as defined in Section 2.3(d) hereof) of Buyer (each, a “Share Adjustment”) effected between the date of this Agreement and the date of issuance of the shares of Common Stock in accordance with Section 1.2(b) hereof (the “Issuance Date”). In particular, without limiting the foregoing, if, prior to an Issuance Date, Buyer should effect a split, reclassification or combination of the Buyer Common Stock, Buyer shall adjust the total number of shares (rounded up to the nearest whole number of shares) to be issued to each Seller so that the Sellers shall receive such number of shares of Buyer Common Stock as the Sellers would have received pursuant to such Share Adjustment had the record date and the issuance date therefore been immediately following such Issuance Date. If between the date of this Agreement and the Issuance Date, Buyer shall consolidate with or be merged with or into any other corporation (a “Business Combination”) and the terms thereof shall provide that Buyer Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that the Seller shall be entitled to receive, in lieu of each share of Buyer Common Stock issuable under this Agreement, the same kind an amount of securities or assets as the Seller would have received with respect to such shares if such Issuance Date had occurred immediately prior to the consummation of the Business Combination.

(d)The Buyer shall cause the Company to distribute to Sellers not later than three months after the Closing the amount by which (i) the sum of (x) the cash, cash equivalents, and marketable securities held by the Company as of the close of business on the Closing Date plus (y) the Company’s net accounts receivable as of the close of business on the Closing Date exceed (ii) the Company’s accounts payable (other than the Scheduled Accounts Payable) as of the close of business on the Closing Date. The Scheduled Accounts Payable as set forth on Schedule 1.3(d) to this Agreement, which shall be updated on the Closing Date in a manner consistent with the initial Schedule 1.3(d). The lease security deposits paid by the Company, which are set forth on schedule 1.3(d) shall be retained by the Company and not treated as cash equivalents.

(e)The Buyer shall pay the Sellers a sum of up to $200,000 in total in Cash (the “Cash Purchase Price”). Each Seller shall individually calculate their tax liability and may elect to receive that amount in Cash individually. The Cash shall be distributed to the Sellers in accordance with Schedule 1.2(e). Buyer will deliver the Cash Purchase Price no later than January 10, 2019. The Cash Purchase Price shall be deducted from the Buyer Common Stock issued to the Sellers individually at the Price of the shares at Closing on the day of the receipt of Buyer Common Stock pursuant to Section 1.2(a).

1.3Closing.

(a)Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, located at 15 Corporate Place South, Suite 100, Piscataway, NJ 08854, or on a mutually agreeable date on or prior to August 1, 2018 and at such time as shall be agreed upon by Buyer and the Company or at such other time and place as the parties may mutually agree upon (the “Closing Date”).

(b)[INENTIONALLY OMITTED]

(c)Seller’s Ancillary Agreements. Subject to the terms and conditions set forth in this Agreement, and in addition to those actions set forth in Section 1.1 above, at the Closing, Seller shall take, or cause to be taken, the following actions:

(i)[INTENTIONALLY OMITTED]

(ii)[INTENTIONALLY OMITTED]

(iii)Execute and deliver releases from each Seller from any and all debts, obligations or liabilities owing from the Company to such Seller (the “Releases”), substantially in the form attached hereto as Exhibit C.

(iv)Deliver a good standing certificate for the Company from the Secretary of State of the State of New Jersey.

(v)[INTENTIONALLY OMITTED]

(vi)[INTENTIONALLY OMITTED]

1.4Additional Purchase Price.

(a)Following the Closing and subject to the determination of EBITDA (as defined in Section 1.4(b) below) in respect of the Business, an additional purchase price (the “Additional Purchase Price”) shall may be paid by Buyer to the Seller as follows: An Additional Purchase Price shall be paid to Sellers in the event that EBITDA in respect of the Business for the 18-month period beginning on the first day of the calendar month following the date Seller on which Sellers closes the second of the acquisition of Core Technology Services, Inc. and Equinox Communications, LLC, or any acquisition may be closed in the event Seller is unable to close these acquisitions, (the “EBITDA Period”) shall exceed EBITDA of $1,500,000. The Additional Purchase Price for the EBITDA Period shall equal three hundred thousand (300,000) additional shares of Buyer Common Stock, which shall be paid to the Sellers in the same ratio as the Buyer Common Stock.

(b)For purposes hereof, “EBITDA” shall mean the earnings of the Seller, before deduction for interest, taxes, depreciation and amortization, as set forth in the EBITDA Statement (as defined in Section 1.4(c) below) for the 18-month period ended as of the last date of the EBITDA Period (each, as defined in Section 1.4(c) hereof) and as set forth in a separate income statement maintained for the Business, each prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), less (A) any extraordinary gain or loss, as that term is defined under GAAP, and (B) any amounts received or receivable in respect of any accounts receivable, claims or other rights accrued prior to July 31, 2018 to the extent not reflected in the calculation of the EBITDA. For the avoidance of doubt, reference to the Business shall include any business activities conducted by Buyer and its subsidiaries and consolidated affiliates that come within the definition of “Business.”

(c)Subject to Section 1.4(b) hereof, after the end of the EBITDA Period, Buyer shall deliver, or cause to be delivered, the following: (i) an audited balance sheet as of the last day of the EBITDA Period and related statements of income, retained earnings and cash flows for the 18 month period then ended, all of which financial statements shall be prepared in accordance with GAAP; and (ii) Buyer’s written statement containing, in reasonable detail, Buyer’s calculation of EBITDA for the applicable year (each, an “EBITDA Statement”).

(d)The Seller shall have thirty (30) business days from delivery of the EBITDA Statement to raise any objection thereto by delivery of written notice to Buyer setting forth such objections in reasonable detail. All financial information contained therein in respect of which no such objection is so delivered within such 30-day period shall be deemed final and binding on the parties. In the event that any such objections are so delivered, Buyer and the Seller shall attempt, in good faith, to resolve such objections and, if unable to do so within ten (10) days of delivery of such objections, shall, within five (5) business days thereafter designate a nationally recognized firm of independent public accountants (the “Independent Accountants”) mutually satisfactory to Buyer and the Seller. In the event that Buyer and the Seller are unable to agree on the Independent Accountants within such five-business day period, the Independent Accountants shall be designated jointly by the independent accountants of Buyer and the Seller within ten (10) business days thereafter. The Independent Accountants shall resolve all remaining objections to the EBITDA Statement made by the Seller in accordance herewith within twenty (20) business days from their date of designation. The determination of the Independent Accountants shall be final and binding on the parties for purposes of this Section 1.4(f). The fees and expenses of the Independent Accountant shall be borne equally as between Buyer and the Seller.

(e)Payments on account of the Additional Purchase Price shall also be payable at the times and in the manner set forth in Section 3.8.

1.5Payment of Buyer Common Stock.

(a)The Board Resolution (included as Schedule 1.5) approving the Agreement and its covenants, sets forth, with respect to each Seller, the number of shares of Buyer Common Stock payable to such Seller, and the date or dates on which such shares of Buyer Common Stock shall be payable to such Seller. To the extent applicable, the Sellers shall report the sale of Common Units as an installment sale for income tax purposes under the installment method pursuant to Section 453 of the Code and the regulations thereunder. Except as otherwise provided in Section 1.5(b) or Section 1.5(c), no shares of Buyer Common Stock shall be payable to any Seller prior to the date specified for the payment of such shares of Buyer Common Stock set forth in Schedule 1.5.

(b)Notwithstanding Section 1.5(a), all shares of Buyer Common Stock owed to any Seller, but not yet payable pursuant to Schedule 1.5, shall be immediately payable in full in the event of (i) the death or disability of such Seller, (ii) the sale of Purchaser, or the transfer of substantially all of the assets of the Purchaser, (iii) a change of control of the Purchaser, or (iv) a tax event requiring an individual Seller to be required to sell shares of Buyer Common Stock in order to meet tax such tax obligations.

(c)Notwithstanding Section 1.5(a), for any Seller employed by and under an Employment Agreement with Buyer, all shares of Buyer Common Stock owed to such Seller, but not yet payable pursuant to Section 1.5 or such Employment Agreement, shall be immediately payable in full in the event of the Purchaser’s termination of such Seller’s employment without “cause” (as defined under such Employment Agreement).

(d)Any cash payments owed to any Seller under this Agreement (including, without limitation, any cash payments owed pursuant to Section 1.2(d) hereof) shall be made when due and payable in accordance with the terms of this Agreement, without regard to the payment dates for Buyer Common Stock set forth on Schedule 1.5.

(e)[INTENTIONALLY OMITTED]

1.6Additional Rights.

In the event that any sellers of an entity which is acquired by the Buyer or an affiliate of the Buyer in a future transaction may request any provision whereby the sellers of the subsequently acquired entity may buy back the acquired entity (“Buy Back Provision”), those rights shall also be conferred upon Seller and included herein by reference and the Sellers shall be entitled to the same provisions as if such provisions were set forth in this Agreement with appropriate language reflecting the terms of this Agreement. This provision shall be strictly limited to the first two transactions in which the Buyer completes an acquisition that are of similar size (i.e., the consideration paid is not more than 200% of the value of the consideration paid to the Sellers for the Company Units), and will expire in one hundred and eighty (180) days from the Closing Date. A transaction shall also not be considered one of the two transactions if the acquired entity has gross revenue that is less than fifty percent (50%) of the gross revenue of the combined revenue of Endstream Communications, LLC, Open Data Centers, LLC and 1stPoint Communications, LLC and their subsidiaries unless the EBITDA of the acquired entity is greater than or equal to the EBITDA of the aforementioned entities. These rights will expire in the event that Buyer closes a transaction with an acquired company that has both (i) gross revenue greater than two hundred percent (200%) of the gross revenue of the combined revenue of Endstream Communications, LLC, Open Data Centers, LLC and 1stPoint Communications, LLC and its subsidiaries and (ii) the EBITDA of the acquired entity is greater than or equal to four hundred percent (400%) of the EBITDA of the aforementioned entities, in each case for the most recent fiscal year preceding the date of the acquisition..

1.7Contingent Event.

Buyer shall affect the conversion of its indebtedness to _________________, which, as April 30, 2018, is reflected on the Buyer’s consolidated balance sheet at a note payable of $3,624,067 into common stock within one hundred and twenty (120) days of the Closing Date (the “Debt Conversion”) and with respect to which the Company is in default. In the event that the Buyer is unable to complete the Debt Conversion within the one hundred and twenty (120) days after the Closing Date, Seller may hold Buyer in a condition of Debt Conversion Default. Under the terms of such default Seller may, at its sole option, request that Buyer, move all of the subscribers for the internet, VOIP and other services of Buyer and Buyer’s subsidiaries into a new entity, owned fifty percent (50%) by the Sellers and fifty percent by Hammer Fiber Optics Holdings Corp.

2.Representations and Warranties.

2.1Representations and Warranties of DCIH.

DCIH represents and warrants to Buyer as follows:

(a)Capitalization.

The authorized Units of the Company consists of 1,576.67 Company Units, which are owned by the Sellers. All prior offerings and sales of Company Units have been made in accordance with all Federal and state securities laws. There are no outstanding obligations, options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character to which the Company is a party or otherwise bound which provide for the purchase or issuance by the Company of any authorized but not outstanding, or authorized and outstanding equity interests in the Company.

(b)Organization, Good Standing and Power.

The Company is organized, validly existing and in good standing and authorized to exercise its powers, rights and privileges under the laws of the State of New Jersey with full power and authority to own, lease and operate its properties and to carry on the Business as presently conducted by it. There are no other states or jurisdictions in which the ownership or lease of it property, or the conduct of the Business makes any such registration or qualification necessary, except where the failure to be so registered or qualified would not have a material adverse effect on the Business, results of operations, financial position or prospects of the Company or the value of its properties or assets (“Material Adverse Effect”). Copies of the Company’s Certificate of Organization and all amendments thereto, and of the Company’s Operating Agreement, as amended to date, are attached as Schedule 2.1(b) and are complete and correct.

(c)Authority.

The execution and delivery by the Company of this Agreement and all of the agreements, schedules, exhibits, documents and instruments specifically provided for hereunder to be executed and/or delivered by any or all of them (all of the foregoing, including this Agreement, being hereinafter sometimes collectively referred to as the “Executed Agreements”), the performance by the Company (to the extent that it is a party thereto) of its obligations under the Executed Agreements, and the consummation of the transactions contemplated by the Executed Agreements, have been duly and validly authorized by all necessary action on the part of the Company, and the Company has all necessary power with respect thereto. The Executed Agreements are, or when executed and delivered by the delivering parties shall be, the valid and binding obligations of the delivering parties, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of creditors’ rights. Neither the execution and delivery by the Company (to the extent that it is a party thereto) of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by the Company (to the extent that it is a party thereto) of its obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Certificate of Organization or Operating Agreement of the Company, (ii) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise result in a loss of contractual benefits to the Company, under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound, (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets, (iv) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the properties or assets of the Company, or (v) to the knowledge of the Company, interfere with or otherwise adversely affect the ability of Buyer to carry on the Business as now conducted by the Company. As used in this Agreement, references to knowledge of the Company or words of like import shall mean the actual knowledge of Erik B. Levitt.

(d)[INTENTIONALLY OMITTED]

(e)Governmental Authorizations; Third Party Consents.

To the knowledge of the Company, no authorization by any government agency or other third party is are required for the Company to complete this transaction.

(f)[INTENTIONALLY OMITTED]

(g)Financial Statements. Attached hereto as Schedule 2.1(g)(i) are

(i) The Company’s unaudited balance sheet as of December 31, 2017 (the “Balance Sheet”) and the related statements of income, retained earnings and cash flows for the 12-month period then ended.

(h) Attached hereto as Schedule 2.1(g)(ii) are the Company’s pro-forma balance sheet as of the June 30, 2018. Such balance sheet shall exclude those assets and liabilities being retained by or assigned to Seller.

(i) The financial statements referred to in Section 2.1(g)(i), including any notes thereto, are based upon the books and records of the Company. The books and records of the Company are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the information stated therein.

(j)Absence of Undisclosed Liabilities.

The Company does not have any liabilities, commitments or obligations, whether accrued, absolute, contingent or otherwise that have not been described in Schedule 2.1(h) hereto which are not either (i) reflected in the financial statements or (ii) being assumed by Sellers pursuant to the Accounts Receivable and Payable Assignment.

(k)Absence of Certain Changes.

Except as and to the extent set forth in Schedule 2.1(i) hereto, since March 31, 2018, the Company has not:

(i)suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, business, operations or prospects except that losses are continuing;

(ii)incurred any material liabilities or obligations except liabilities and payables incurred in the ordinary course of business and consistent with past practice, none of which exceeds $5,000 (counting obligations or liabilities arising from one transaction or a series or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or experienced any increase in, or change in any assumption underlying or methods of calculating, any bad debt, contingency or other reserves;

(iii)paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since March 31, 2018;

(iv)permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, other than taxes and general and special assessments not in default and payable without penalty of interest;

(v)written off as uncollectible any notes or accounts receivable, except for write-offs in the ordinary course of business and consistent with past practice, none of which are material;

(vi)canceled any debts or waived or suffered to lapse any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(vii)disposed of or suffered to lapse any rights to use any Toll Free Telephone Number, Domain Name, patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the ordinary conduct of the Business) to any person any trade secret, formula, process or know-how;

(viii)granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, and, unless otherwise set forth in Schedule 2.1(i), no such increase is customary on a periodic basis or is required by agreement or understanding;

(ix)[INTENTIONALLY OMITTED]

(x)[INTENTIONALLY OMITTED]

(xi)made any change in any method of accounting or accounting practice;

(xii)paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, debt holders, Seller or employees or any “affiliate” or “associate” of any of its officers, directors, note holders, Seller or employees (as such terms are defined in Rule 405 promulgated under the Securities Act and as used herein, “Affiliate” and “Associate”);

(xiii)paid any amount in respect of debt for borrowed money except for regularly scheduled payments of principal and interest in accordance with the terms thereof; or

(xiv)agreed, whether in writing or otherwise, to take any action described in this Section unless such action is specifically excepted from this Section or described in Schedule 2.1(i).

(h)Tax Matters.

(i)the Company has filed with the appropriate governmental agencies all Federal, state, local or foreign tax returns and reports required to be filed by it (“Returns”), has paid in full or made adequate provision for the payment of, all taxes of every nature, including, but not limited to, income, sales, franchise and withholding taxes (“Taxes”), together with interest, penalties, assessments and deficiencies owed by it (whether or not shown on any Returns), and all such Returns were correct and complete in all respects;

(ii)the Company is not currently the beneficiary of any extension of time within which to file any Returns other than pursuant to routine extensions;

(iii)the Company has previously provided Buyer with true and complete copies of all such Returns filed within the past three (3) years;

(iv)there are no filed or other known tax liens upon any property or assets of the Company;

(v)the Company has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and it is not a party to any pending or, to the Company’s best knowledge, threatened action or proceeding by any governmental authority for the assessment or collection of Taxes;

(vi)there is no unresolved written claim by a governmental authority in any jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by such jurisdiction

(vii)there has been no examination or audit with respect to Taxes with respect to any year;

(viii)the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, the Seller or other third party;

(ix)the unpaid Taxes of the Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns;

(x)the Company has not filed a consent under the Internal Revenue Code of 1986, as amended (the “Code”), Section 341(f) concerning collapsible corporations; the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662; and the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return;

(xi)the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Section 280G;

(xii)[INTENTIONALLY OMITTED]

(xiii)[INTENTIONALLY OMITTED]

(i)Litigation.

Except as set forth in Schedule 2.1(k) hereto, to the Company’s knowledge, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending, or to the best knowledge of the Company, threatened against or affecting, or that is reasonably likely to affect, the Business or the Company or any of its properties, assets or businesses or the transactions contemplated hereby. There are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against the Company that are not satisfied.

(j)Compliance with Applicable Law.

To the best of the Company’s knowledge, the Company is, and at all times since its formation has been, in compliance in all material respects with all Federal, state, local and foreign laws, statutes, ordinances, regulations, and administrative rulings (collectively “Laws”), promulgated by any governmental or regulatory authority applicable to the Company or to the conduct of the Business or operations of the Company or to the use of its properties and assets, including, without limitation, all Environmental Laws (as defined in Section 2.1(m) hereof), all tax, ERISA, privacy, employment and human rights Laws. The Company has not received any written notices of violation or alleged violation of any laws by the Company.

(k)Environmental Matters.

(i)To the Company’s knowledge:

(A)neither the Company nor its operations or the real property owned or leased by the Company as set forth in Schedule 2.1(o) hereto (the “Facilities”) are subject to any outstanding written order, consent decree or settlement agreement with any person relating to (1) any Environmental Laws (as defined in subsection (iii) below), (2) any Environmental Claim (as defined in subsection (iii) below), or (3) any Hazardous Materials Activity (as defined in subsection (iii) below) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(B)the Company has not received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

(C)there are, and to the Company’s and the Seller’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activity that could reasonably be expected to form the basis of an Environmental Claim against the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(D)neither the Company nor any predecessor of the Company, has filed at any time any notice under any Environmental Law indicating past or present treatment of Hazardous Materials (as defined in subsection (iii) below) at the Facilities, and none of the Company’s operations involves the generation, transportation, treatment, storage, or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

(E)compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.

(ii)Notwithstanding anything in this Section 2.1(m) to the contrary, to the Company’s knowledge, no event or condition has occurred or is occurring with respect to the Company relating to any Environmental Law, any Release (as defined in subsection (iii) below) of Hazardous Materials, or any Hazardous Material Activity, including any matter disclosed on Schedule 2.1(m), that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

(iii)The following terms used in this Section 2.1(m) shall have the following meanings:

(A)“Environmental Laws” shall mean any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities relating to (1) environmental matters, including those relating to any Hazardous Materials Activity, (2) the generation, use, storage, transportation or disposal of Hazardous Materials, or (3) occupational safety and health, industrial hygiene, land use or the protection of human, plant, or animal health or welfare, in any manner applicable to the Company or the Facilities, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, any analogous state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

(B)“Environmental Claim” shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other person, arising (1) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (2) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (3) in connection with any actual or alleged damage, injury, threat or harm to heath, safety, natural resources or the environment.

(C)“Hazardous Materials” shall mean (1) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws), (2) any oil, petroleum, petroleum fraction or petroleum derived substance, (3) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (4) any flammable substances or explosives, (5) any radioactive materials, (6) any asbestos-containing materials, (7) urea formaldehyde foam insulation, (8) electrical equipment that contains oil or dielectric fluid containing polychlorinated biphenyls, (9) pesticides, and (10) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by governmental authority or that may or could pose a hazard to the health and safety of the owners, occupants or any other persons in the vicinity of the Facilities or to the indoor or outdoor environment.

(D)“Hazardous Materials Activity” shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

(E)“Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or ground water.

(l)Permits.

A list of all permits, approvals, licenses, certificates, franchises, authorizations, consents and orders (“Permits”) that, to the Company’s knowledge, are necessary to the operation of the business of the Company in the manner in which it is presently conducted is set forth on Schedule 2.1(m) hereto. All such Permits are valid and remain in full force and effect. To the Company’s knowledge, the Company has not engaged in any activity that would cause revocation or suspension of any such Permits and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or threatened. To the knowledge of the Company and the Seller, no Permits (other than as set forth on Schedule 2.1(n)) will be required to permit the Company to continue the Business substantially in the manner as it is presently conducted after the consummation of the transactions contemplated hereby.

(m)Title to Properties.

The assets set forth on the Balance Sheet are all of the material assets that are used by the Company the conduct of the Business as currently conducted by the Company. The Company does not own any real property. Except as set forth in Schedule 2.1(o) hereto, the Company has good title to all of the properties and assets (personal and mixed, tangible and intangible) reflected on the Balance Sheet or thereafter acquired or that it purports to own free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the Balance Sheet.

(n)Accounts Receivable; Accounts Payable, Fixed Assets; Inventory.

(i)Schedule 2.1(p)(i)(a) hereto contains a true and complete list of the Company’s accounts receivable as of June 30, 2018, and aging with respect thereto. All of the accounts receivable of the Company reflected on Schedule 2.1(p)(i)(a) hereto were generated from the sale of goods or the performance of services by the Company. Schedule 2.1(p)(i)(b) hereto contains a true and complete list of the Company’s accounts payable as of June 30, 2018 incurred in the ordinary course of business and are not subject to any offsets.

(ii)Schedule 2.1(p)(ii) hereto contains a true and complete list of all machinery, equipment and other fixed assets of the Company (the “Equipment”) having a value of at least $5,000. Each such item of Equipment is in good operating condition, normal wear and tear excepted, and is adequate for the use to which it is being put.

(iii)Schedule 2.1(p)(iii) hereto contains a true and complete list of all inventory of the Company as of June 30, 2018 and all items to be delivered to the Business for such inventory after the Closing that are subject to purchase commitments outstanding at the Closing.

(o)Intellectual Property.

Schedule 2.1(q) hereto lists all licenses, patents, copyrights, or trademarks owned or used by the Company in the conduct of the Business and all applications therefor (the “Intellectual Property”). No officer, director or employee of the Company, the Seller or any of their Affiliates or Associates, has any ownership or other interest in any of the Intellectual Property. To the Company’s knowledge, none of the Intellectual Property is being infringed upon by, or infringes, any licenses, patents, copyrights, trademarks or other intellectual property rights of any other person or entity. To the Company’s knowledge, except as set forth in Schedule 2.1(q), the validity of the Intellectual Property and the title thereto of the Company have not been questioned in any litigation or governmental inquiry or proceeding to which the Company is a party, and, to the best knowledge of the Company and the Seller, no such litigation, governmental inquiry or proceeding is threatened. To the Company’s knowledge, the conduct of the Business as presently conducted does not conflict with valid licenses, trademarks, trademark rights, trade names, trade name rights, service marks or patents of others in any way likely to affect adversely, in any material respect, the Intellectual Property.

(p)[INTENTIONALLY OMITTED]

(q)Domain Names.

Schedule 2.1(s) hereto sets forth a complete list of all Domain Names registered by the Company in the conduct of the Business. No officer, director or employee of the Company, the Seller or any of their Affiliates or Associates has any ownership or other interest in the Domain Names. None of the Domain Names infringes any trademarks, trademark rights, trade names, trade name rights or service marks of others. To the Company’s knowledge, the Company has not obtained rights to any Domain Name in violations of any Laws, including, without limitation, the Anticybersquatting Consumer Protection Act.

(r)Insurance.

Schedule 2.1(t) hereto contains a complete and correct list of all policies of insurance in which the Company or its officers or directors (in such capacity) is an insured party, beneficiary or loss payable payee. Copies of all such policies have been previously provided to Buyer. Such policies are in full force and effect.

(s)Bank Accounts; Credit Cards; Corporate Accounts and Powers of Attorney.

Schedule 2.1(u) hereto contains a complete and correct list showing (i) the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, (ii) the names, account numbers and balances of any credit lines or credit facility of the Company, (iii) the names of all credit card issuers with whom the Company has an account and the names of all persons authorized to use such accounts or have access thereto, (iv) the names of all cellular telephone, phone card or other corporate accounts with whom the Company has an account and the names of all persons authorized to use such accounts or have access thereto and (v) the names of all persons, if any, holding powers of attorney from the Company.

(t)Employee Arrangements; ERISA.

Except as set forth on Schedule 2.1(v) hereto, the Company has (i) no union, collective bargaining, employment, management, severance or consulting agreements to which the Company is a party or is otherwise bound, and (ii) no deferred compensation agreements, pension and retirement plans, profit-sharing plans, stock purchase and stock option plans. Schedule 2.1(v) hereto contains a true and complete list of all compensation, incentive, bonus, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements maintained by the Company or under which the Company has any material obligations (other than obligations to make current wage or salary payments) in respect of, or that otherwise cover, any of the current or former officers, employees or consultants of the Company, or their beneficiaries (each an “Employee Benefit Plan” and collectively the “Employee Benefit Plans”). No Employee Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 412 of the Code. All contributions to and payments from the Employee Benefit Plans that may have been required to be made in accordance with the Employee Benefit Plans have been made or are properly accrued and reflected on the balance sheets or the books and records of the Company. Schedule 2.1(v) hereto also lists the names, compensation and all accrued and unused vacation and sick time of all persons employed by the Company. The Company has no Employee Benefit Plans that are qualified for Federal income tax exemption under Sections 401 and 501 of the Code.

(u)Certain Business Matters. Except as set forth on Schedule 2.1(w),

(i) the Company is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement that relates to the sale, distribution or servicing of any of its material assets or services related thereto, (ii) the Company does not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (iii) there are not pending and, to the Company’s and the Seller’s best knowledge there are not threatened, any labor negotiations involving or affecting the Company or the Business and, to the Company’s and the Seller’s best knowledge, no organizing activities involving union representation exist in respect of any of its employees, (iv) the Company neither gives nor is bound by any express warranties relating to its services other than in the ordinary course of business and, to the best knowledge of the Company and the Seller, there has been no assertion of any breach of warranties that could have a Material Adverse Effect, (v) the Company is not a party to or bound by any agreement that limits its freedom to compete in any line of business or with any person or entity, (vi) to the Company’s knowledge, no employee of the Company is a party to or bound by any agreement that limits his/her freedom to compete in any line of business or with any person or entity, and (vivii) the Company is not a party to or bound by any agreement or involved in any transaction in which any officer, director, debtholder or the Seller, or any Affiliate or Associate of any such person has, or had when made, a direct or indirect material interest.

(v)Contracts.

Schedule 2.1(x) hereto contains a complete and correct list, and brief description, of any and all contracts, agreements, leases, deeds, mortgages, notes, commitments, obligations and undertakings to which the Company is a party or otherwise bound that involve in excess of $20,000. True and complete copies of all written contracts, agreements, mortgages, notes commitments, obligations and undertakings set forth in Schedule 2.1(x) hereto have been furnished to Buyer, and except as expressly stated in Schedule 2.1(x), each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is, to the Company’s knowledge, in default thereunder, and no event, occurrence, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to a default or right of cancellation thereunder, and the Company is not in default thereunder and no event, occurrence, condition or act exists by or on behalf of the Company which, with the giving of notice or the lapse of time or both would give rise to a default by the Company thereunder, and to the Company’s and the Seller’s best knowledge, there have been no threatened cancellations thereof and there are no outstanding disputes thereunder.

(w)Brokers. The Company represents that there is no broker, person or firm acting on behalf of the Company or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder’s fee, or other like payment in connection with any of the transactions contemplated hereby, from the Company or the Buyer.

(x)Disclosure.

To the best knowledge of the Company and the Seller, the representations and warranties made by the Company or the Sellers herein or in any of the Executed Agreements, taken as a whole, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

(y)Affiliated Transactions.

No Seller (i) is a party to any agreement, transaction or arrangement (oral or written) with or involving the Company or any Associate or Affiliate of the Company, or (ii) has any claim, monetary or otherwise, of any sort against the Company. Notwithstanding anything to the contrary contained herein.

(z)Claims Against the Company.

The Company has no debts, obligations or liabilities owing to any Seller and, to the best knowledge of the Company, nothing exists that could give rise to a claim by any Seller of any such debts, obligation or liability of the Company to the Seller, except for those that shall be settled by any Seller prior to the Closing Date.

(aa)Principal Place of Business.

The Company’s principal place of business is located at 15 Corporate Place South, Suite 100, Piscataway, NJ 08854.

(bb)Disclosure Schedules.

All schedules to this Agreement are integral parts to this Agreement. Nothing in a schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross-reference to another schedule to this Agreement. The Company is responsible for preparing and arranging the schedules corresponding to the lettered and numbered paragraphs contained herein. Disclosure made in a specific schedule shall be deemed to have been disclosed with respect to any other schedule.

2.2Representations and Warranties of the Sellers

Each Seller, severally and not jointly, represents and warrants to, and covenants and agrees with Buyer as follows:

(a)Capacity; Validity.

Such Seller has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by such Seller and constitutes a valid and binding obligation of such Seller enforceable against it/him in accordance with its terms.

(b)Seller’s Company Unit Ownership.

Such Seller holds of record and beneficially owns the number of Company Units set forth after his name in Schedule 1.1 and such Company Units are free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and the provisions of the Company’s operating agreement), claims, taxes, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Such Seller is not a party to (or has otherwise waived all rights under) any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any Company Units (other than this Agreement). Such Seller is not a party to (or has otherwise terminated) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Units.

(c)Investment Intent.

Such Seller acknowledges that none of the shares of Buyer Common Stock are registered under the Securities Act or any state securities laws. The shares of Buyer Common Stock are being acquired by The Seller for investment purposes only and not with a view to the distribution or resale thereof. The Seller has no present intention to sell or otherwise dispose of the Buyer Common Stock, except in compliance with the provisions of the Securities Act.

(d)Information.

The Seller (i) has such knowledge and experience in financial and business affairs that it/he is capable of evaluating the merits and risks involved in purchasing the Buyer Common Stock, (ii) is able to bear the economic risks involved in purchasing the Buyer Common Stock, and (iii) has had the opportunity to ask questions of, and receive answers from, Buyer and persons acting on Buyer’s behalf concerning the terms and conditions of the Buyer Common Stock and to obtain any additional information in connection therewith.

(e)The transfer of the Company Units by such Seller to the Buyer pursuant to this Agreement shall upon consummation of the transactions contemplated hereby vest Buyer with good title to the Company Units being transferred by such Seller, free and clear of all liens, charges, claims and encumbrances other than those which may have been incurred by Buyer and those set forth in the Company’s operating agreement.

(f)Restrictions on Transfer.

(i)Each Seller agrees that it will not transfer or otherwise dispose of (each, a “Disposition” or “Dispose”) any of the shares of Buyer Common Stock (or any interest therein) unless except pursuant to a current and effective registration statement pursuant to the Securities Act of an exemption from the registration requirement of the Securities Act.

(ii)Each certificate representing the shares of Buyer Common Stock issued to such Seller or to any subsequent holder of such Seller’s shares shall include a legend in the following form; provided, however, that such legend shall not be required (and shall be removed) if a Disposition is being made in connection with a sale of shares of Buyer Common Stock registered under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act, including Rule 144 under the Securities Act, as such Rule may be amended from time to time:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION THEREOF OR A VALID EXEMPTION THEREFROM.

2.3Representations and Warranties with Respect to Buyer.

Buyer hereby represents and warrants to, and covenants and agrees with, the Company as follows:

(a)Organization, Standing and Power.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to own, lease and operate its properties and to carry on the Business as presently conducted by it and is qualified in each other jurisdiction in which qualification is required for it to own, lease and operate its properties and carry on the Business as presently conducted by it, except to the extent that failure to so qualify would not have a material adverse effect on the financial condition, business or operations of Buyer.

(b)Authority.

The execution and delivery by Buyer of this Agreement and of each of the other Executed Agreements to which it shall be a party, the performance by Buyer of its obligations under this Agreement or such Executed Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Buyer has all necessary corporate power with respect thereto. This Agreement and the Executed Agreements are, or when executed and delivered by Buyer shall be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws of general application affecting the enforcement of creditors’ rights. Neither the execution and delivery by Buyer of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by Buyer of its obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of Buyer, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation to which Buyer is subject.

(c)Compliance with Law.

Buyer is in compliance with all applicable law except as such noncompliance would not cause a material adverse effect on the financial condition of the Buyer and its subsidiaries taken as a whole.

(d)Capitalization.

The authorized capital stock of Buyer consists of 60,000,000 shares of Common Stock, par value of $.001 per share (“Common Stock”). There are 52,234,829 shares of Common Stock outstanding, which are the only shares of capital stock of the Buyer issued and outstanding on the date hereof. All the issued and outstanding Common Stock, as well as any other outstanding securities convertible into Common Stock of Buyer, has been issued and sold in conformity with the requirements of the Securities Act, and all other applicable federal and state laws relating to the issuance and sale of securities which are applicable to the Corporation or any holder thereof. The shares of Common Stock being issued to the Sellers in accordance herewith upon consummation of the transactions contemplated hereby shall be duly and validly issued and fully paid and non-assessable. The issuance of such shares of Buyer Common Stock to the Sellers as provided herein shall upon consummation of the transactions contemplated hereby vest the Seller with good and marketable title to the Common Stock, free and clear of all liens, charges, claims and encumbrances.

(e)Financial Statements.

The audited consolidated balance sheet of Buyer as of July 31, 2017 and 2016 and the consolidated statements of operations, changes in stockholders’ equity and cash flows, together with the notes thereon, which are included in Buyer’s Form 10-K for the year ended July 31, 2017 and the consolidated balance sheet at April 30, 2018 and the consolidated statements of operations and cash flows for the nine months ended April 30, 2018 and 2017, together with the notes thereon, which are included in Buyers Form 10-Q/A for the nine month ended April 30, 2018 have been prepared in accordance with GAAP and fairly present in all material respects the financial position and the results of operations of the Buyer as of the dates indicated; except that the financial statements at April 30, 2018 and for the nine months ended April 30, 2018 and 2017 are in a condensed format pursuant to Regulation S-X Section 8-03.

(f)Adverse Change.

Since April 30, 2018, there has been no material adverse change in the financial condition of the Buyer and its subsidiaries taken as a whole.

3.Covenants.

The Seller and the Company jointly and severally covenant, and Buyer covenants and agrees to perform or take any and all such actions to effectuate the following from the date hereof until the Closing Date:

3.1Investigation by Buyer.

Buyer may, prior to the Closing Date, through its representatives (including its counsel, accountants and consultants) make such investigations of the properties, offices and operations of the Company and such audit of the financial condition of the Company as it deems necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any investigation enabling it to familiarize itself with such properties, offices, operations and financial condition; such investigation shall not, however, affect the Company’s or the Seller’s representations, warranties and agreements hereunder. The Company and the Seller shall permit Buyer and its authorized representatives to have, after the date hereof, full access to the premises and to all books and records and Returns of the Company, and Buyer shall have the right to make copies thereof and excerpts therefrom. The Company and the Seller shall furnish Buyer with such financial and operating data and other information with respect to the Company as Buyer may from time to time reasonably request.

3.2Carry on in Ordinary Course.

Except with Buyer’s prior written consent, the Company shall, and the Sellers shall cause the Company to, carry on the Business diligently and substantially in the same manner as heretofore conducted, and shall not: (a) enter into or agree to enter into any extraordinary transaction, contract, lease or commitment; (b) declare any dividends, nor make any distributions or payments to the Seller other than employment compensation and distributions to members; (c) redeem any Company Units or issue any Company Units or enter into any agreement that grants a right to acquire any of the equity of the Company; (d) increase the compensation of any employee of the Company, other than ordinary year-end increases or enter into any severance agreement or employment agreement with any employee of the Company other than in the ordinary course of business; (e) loan or advance any amounts to any officer, director, Seller or employee of the Company or enter into any agreement with any of the foregoing or any person related to any of the foregoing; (f) acquire or dispose of any assets, other than in the ordinary course of business; (g) encumber or commit to encumber any of its assets; (h) take any action, or suffer any action to be taken, that could cause any of the representations or warranties of the Seller or the Company contained herein not to be true and correct in any material respect on and as of the Closing Date; or (i) enter into any agreement to take any of the foregoing actions.

3.3Other Transactions.

During the period between the date of this Agreement and August 1, 2018, the Company and the Sellers shall not, and shall cause the Company’s managers, officers, employees, agents and Affiliates or Associates not to, directly or indirectly, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any negotiations with, or furnish any information to, any person, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of the Business or assets of the Company or any of its securities. Should the Company or any of its Affiliates or Associates, during such period, receive any offer or inquiry relating to such acquisition, they will provide Buyer with immediate written notice thereof.

3.4Consents.

The Seller shall cause the Company to, and the Company shall, use its commercially reasonable efforts to obtain in writing, prior to the Closing Date, all consents, approvals, waivers, authorizations and orders necessary or reasonably required in order to permit the Company and the Seller to effectuate this Agreement and to consummate the transactions contemplated hereby, including without limitation those consents set forth on Schedule 2.1(e) (collectively, “Consents”). All Consents will be in writing and copies thereof will be delivered to Buyer promptly after the Company’s receipt thereof but no later than immediately prior to Closing.

3.5Supplemental Disclosure.

The parties agree that, with respect to their representations and warranties made in this Agreement, they will have a continuing obligation prior to the Closing Date, to promptly provide detailed disclosure to the other parties with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement and on the Closing Date, would have been required to be set forth or described in the schedules hereto.

3.6Public Announcements.

The Sellers, the Company and Buyer agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and any press release or any public statement shall be subject to mutual agreement of the parties, except as may be required by the disclosure obligations of Buyer or its affiliates under applicable securities laws.

3.7Books and Records.

The Company and the Sellers covenant and agree that, from and after the date of the execution of this Agreement until the Closing or earlier termination of this Agreement, the Company and Seller shall make available to the Buyer and Buyer’s accountants on reasonable notice and during normal business hours the Company’s financial statements and financial records, including trial balances, accounts receivable and accounts payable records, and fixed asset details for a period of two (2) fiscal years prior to the Closing Date, including all financial statements and documents necessary for the Buyer’s accountants to conduct an audit for such time period (the “Financial Statements”). The Buyer shall have the right to have audited financial statements prepared at Buyer’s cost and the Company and Seller shall cooperate and assist Buyer in preparing such audited financial statements, including executing any documents reasonably required by the auditors. The Company and the Sellers shall not destroy or dispose of any books, records or files relating to the Business or the Company to the extent that they pertain to the Business prior to the Closing Date.

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3.10Removal of Legends on Stock Certificates.

At such time as a Disposition is made either pursuant to a registration statement or an exemption from the registration requirements of the Securities Act, including an exemption provided by Rule 144, the Company shall, at no cost to Seller, promptly provide an opinion to the Company’s transfer agent to permit the removal of the legend from such Seller’s shares of Buyer Common Stock. Further, provided that Sellers or their transferees are not affiliates of the Buyer, at such time as Sellers or their transferees shall have held the Buyers Common Stock for the applicable holding period provided by Rule 144(d), the Buyer shall promptly provide an opinion of its counsel, at no cost to the Seller or transferee, to permit the removal of the legend from the stock certificates upon receipt of an acceptable brokers’ representation signed by the compliance office of the brokerage firm, in form previously approved by the Buyer, to provide that any sales of the Buyer Common Stock will be made in compliance with Rule 144(i).

4.Conditions to Closing.

4.1Conditions of Buyer’s Obligation to Close.

The obligation of Buyer to close under this Agreement is subject to the satisfaction of the following conditions any of which may be waived by Buyer in writing at or prior to Closing:

(a)Due Diligence.

Buyer shall have completed, to its reasonable satisfaction, its business, legal, tax and accounting due diligence, and, as a result of such due diligence, Buyer shall have ascertained that there has been a material adverse change from the information provided by the Company concerning the Company.

(b)Agreements and Conditions.

On or before the Closing Date, the Seller and the Company shall have complied with and duly performed in all material respects all agreements, covenants and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

(c)Representations and Warranties.

The representations and warranties of the Seller and the Company contained in this Agreement, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

(d)No Legal Proceedings.

No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting the Company that involve a demand for any judgment or liability, whether or not covered by insurance, and that may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of the Company.

(e)Certificate.

Buyer shall have received a certificate dated the Closing Date and executed by the Seller and an authorized officer of the Company to the effect that the conditions expressed in Sections 4.1(b), 4.1(c) and 4.1(d) have been fulfilled.

(f)[INTENTIONALLY OMITTED]

(g)Absence of Material Changes.

The Company shall have not suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, business, operations or prospects since the date hereof.

(h)Governmental Approvals.

All consents, authorizations or approvals required to be obtained from any governmental agencies, departments, bureaus, commissions and similar bodies, in connection with the consummation by the Company or the Seller of the transactions contemplated by this Agreement and the operation of the Business of the Company by Buyer shall have been obtained.

(i)Consents.

Buyer shall have received all Consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

(j)[INTENTIONALLY OMITTED]

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(l)Resignations.

Buyer shall have received the resignations of all of the managers of the Company.

(m)Certificates of Status.

Buyer shall have received each of the Certificates of Status.

(n)Opinion of Counsel.

The Seller shall have furnished Buyer with a favorable opinion of _________________, counsel for the Company and the Sellers, dated as of the Closing Date, in form and substance satisfactory to Buyer.

(o)Releases.

Buyer shall have received the Releases from the Seller, substantially in the form attached hereto as Exhibit C.

(p)[INTENTIONALLY OMITTED]

(q) [INTENTIONALLY OMITTED]

(r)Closing Deliveries.

Buyer shall have received at or prior to the Closing all documents set forth in this Section 4.1 and such other documents, instruments, or certificates as Buyer may reasonably request, including, without limitation, a certificate signed by an authorized representative of the Company attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

(s)[INTENTIONALLY OMITTED]

4.2Conditions of the Seller’s and the Company’s Obligations to Close.

The obligations of the Seller and the Company to close under this Agreement are subject to the following conditions any of which may be waived by the Company in writing at or prior to Closing:

(a)Agreements and Conditions.

On or before the Closing Date, Buyer shall have complied with and duly performed in all material respects all agreements, covenants and conditions on their respective parts to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

(b)Representations and Warranties.

The representations and warranties of Buyer contained in this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

(c)No Legal Proceedings.

No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby.

(d)Closing Certificate.

The Seller shall have received a certificate dated the Closing Date and executed by authorized officers of Buyer to the effect that the conditions contained in Sections 4.2(a), 4.2(b) and 4.2(c) have been fulfilled.

(e)Governmental Approvals.

All consents, authorizations or approvals required to be obtained from any governmental agencies, departments, bureaus, commissions and similar bodies, in connection with the consummation by Buyer of the transactions contemplated by this Agreement shall have been obtained.

(f)Opinion of Counsel.

The Buyer shall have furnished Sellers with a favorable opinion of _________________, counsel for the Buyer (i) that the Buyer Common Stock issued to the Sellers has been duly authorized and is validly issued, fully paid and non-assessable and (ii) that the issuance of the Buyer Common Stock is exempt from registration pursuant to the Securities Act. In rendering the opinion in clause (ii) such counsel may rely on the accuracy of the Sellers’ representations and warranties contained in Sections 2.2(c) and 2.2(f).

(g)Closing Deliveries.

The Company and the Seller shall have received at or prior to the Closing all documents set forth in this Section 4.2 and such other documents, instruments, or certificates as the Company or the Seller may reasonably request, including, without limitation, a certificate signed by authorized representatives of Buyer attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement including the issuance of the Buyer Common Stock and the letter to the Buyer’s transfer agent irrevocably instructing it to issue the Buyer Common Stock to Sellers.

(h)The Buyer agrees that it shall file either an S1 or S3 Registration Statement to register securities as agreed in Section 1.2 of this agreement.

5.Further Assurances.

From time to time after the Closing, and without further consideration, the Company shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

6.Certain Tax Matters.

6.1[INTENTIONALLY OMITTED]

6.2Tax Periods Ending on or before the Closing Date.

Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, the Seller shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Seller for such periods. The Seller shall reimburse Buyer for any Taxes of the Company with respect to such periods within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

6.3Cooperation on Tax Matters.

(a)Buyer, the Company, and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

(b)Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

6.4Certain Taxes.

All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of the Company stock, and any similar tax imposed in other states or subdivisions), shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

7.Indemnification.

7.1Survival of Representations.

The representations and warranties of the Seller in this Agreement or in any document delivered pursuant hereto shall survive the Closing Date for a period of one (1) year, and shall then terminate; provided, however, that (i) any such representation and warranty shall survive the time it would otherwise terminate only with respect to claims of which notice has been given as provided in this Agreement prior to such termination and (ii) such time limitation shall not apply to the representations and warranties relating to Seller’s ownership of the Company Units, and Sections 2.1(j) (Tax Matters), and 2.1(m) (Environmental Matters) hereof, which shall survive until the expiration of the applicable statute of limitations. Buyer’s indemnity obligations with respect to its covenants contained in Sections 3.8, 3.9 and 3.10 shall continue as long as Sellers or any transferee of Sellers (other than a transferee in whose hand the Buyer Common Stock is not a restricted security) owns any shares of Buyer Common Stock.

7.2Indemnitors; Indemnified Persons.

For purposes of this Section 7, each party that, pursuant to this Section 7, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the “Indemnitor”, and each such person and entity who is entitled to be indemnified by any Indemnitor shall be referred to as the “Indemnified Person” with respect to such Indemnitor.

7.3Indemnity of Sellers.

Each Seller agrees to defend, indemnify, hold harmless and reimburse Buyer and its directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by such Indemnified Persons (including reasonable attorneys’ fees and disbursements) that shall be caused by or related to or shall arise out of: (a) any material breach of any representation or warranty of such Seller contained in this Agreement; (b) any failure on the part of such Sellers to pay any Accounts Payable as of the Closing Date pursuant to the Accounts Receivable and Payable Assignment; and (c) any failure on the part of such Seller to pay off any credit lines or debts outstanding as of the Closing Date, and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys’ fees and disbursements) as they shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, that shall be caused by or related to or shall arise out of such breach (or alleged breach in connection with a claim asserted by a third party), whether or not any such Indemnified Person shall be named as a party thereto and whether or not any liability shall result therefrom. Sellers further agree that they shall not, without the prior written consent of Buyer, not to be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 7.3 from all liability arising out of such claim, action, suit or proceeding.

7.4Indemnity of Buyer.

Buyer hereby agrees to defend, indemnify, hold harmless and reimburse the Sellers, the Sellers’ managers, members, officers agents and employees and the Company’s directors, officers, agents and employees who served in such capacities prior to the Closing Date from and against any and all claims, liabilities, losses, damages and expenses incurred by them (including reasonable attorneys’ fees and disbursements) which shall be caused by or related to or shall arise out of: (a) any material breach (or alleged breach in connection with a claim asserted by a third party) of any representation or warranty of Buyer contained in this Agreement; (b) any breach of any covenant or agreement of Buyer contained in this Agreement; and (c) any Assumed Liability and the operation of the Business after Closing, and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys’ fees and disbursements) as shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, that shall be caused by or related to or shall arise out of such breach (or alleged breach in connection with a claim asserted by a third party) or any Assumed Liability or the operation of the Business after Closing, whether or not such Indemnified Persons shall be named as a party thereto and whether or not any liability shall result therefrom. Buyer further agrees that it shall not, without the prior written consent of the Sellers, not to be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 7.4 from all liability arising out of such claim, action, suit or proceeding.

7.5Procedures for Indemnification; Defense.

Promptly after receipt by an Indemnified Person of notice of the commencement of any action or proceeding with respect to which indemnification may be sought hereunder, such Indemnified Person shall notify the Indemnitor of the commencement of such action or proceeding, but failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability that the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be materially prejudiced by such failure. If the Indemnitor shall so elect, the Indemnitor shall assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that counsel for such Indemnified Person shall reasonably determine in its judgment that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; provided, however, that the Indemnitor shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate in (but not control) such litigation and to retain its own counsel at such Indemnified Person’s own expense except as otherwise provided above in this Section 7.5, so long as such participation does not interfere with the Indemnitor’s control of such litigation.

7.6 Basket and Cap on Liability.

Notwithstanding anything to the contrary contained in this Agreement, no claims for indemnification shall be brought and permitted under Section 7 until the aggregate amount of such claim(s) exceeds $50,000.00, in which event claims may be brought for the amount of any claims(s) in excess of such amount; provided, however, that in no event shall the total liability of Sellers or the Buyer under this Section 7 exceed $500,000. These amounts will be settled in Seller Common Stock.

8.[INTENTIONALLY OMITTED]

9.Miscellaneous Provisions.

9.1Notification.

Each party hereto shall give the other party or parties hereto prompt written notice of: (a) the existence of any fact or the occurrence of any event that constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty of the party giving such notice made herein or pursuant hereto; and (b) the taking of any action by the party giving such notice that would breach or violate, or constitute a default under, any agreement or covenant of such party made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of the parties made herein or pursuant hereto.

9.2Execution in Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

9.3Notices.

All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given when delivered by hand, or posted in the United States mail by registered or certified mail with postage pre-paid, return receipt requested, (a) if to Buyer, to ___________________________; copy to _________________________; and (b) if to the Company or to DCIH to Erik Levitt, 401 East 34th Street, New York, NY 10016; copy to______________________, or ODCMG LLC to Moses Greenfield, _______________________________; copy to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, Suite 1100; New York, NY 10105; Attention: Asher S. Levitsky P.C. or to such other address(es); and to as shall be specified by like notice to the other parties.

9.4[INTENTIONALLY OMITTED]

9.5Amendments.

This Agreement may be amended or modified at any time prior to the Closing Date, but only by a written instrument executed by all of the parties hereto.

9.6Entire Agreement.

This Agreement (together with the other agreements, certificates, instruments and documents delivered pursuant hereto and the schedules attached hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous term sheets, agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

9.7Applicable Law.

This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York. The parties hereby consent to the exclusive jurisdiction of Federal and New York State courts located in the County of New York and agree that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof; provided, that nothing in this Section 9.7 shall be deemed to prohibit service in any other manner permitted by law.

9.8Termination.

This Agreement may be terminated at any time prior to the Closing Date by any of the following:

(a)By mutual written agreement of the parties hereto;

(b)By either Buyer, either Seller or the Company, if the Closing has not occurred by December 31, 2018, upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the principal reason for the Closing’s failure to occur;

(c)Subject to the provisions of Section 9.9 hereof, by Buyer, by written notice to the Company and the Seller, if there has been a material violation or breach of any of the Seller’s or the Company’s covenants or agreements made herein or in connection herewith or if any representation or warranty of the Seller or the Company made herein or in connection herewith proves to be materially inaccurate or misleading; or

(d)Subject to the provisions of Section 9.9 hereof, by the Company, by written notice to Buyer, if there has been a material violation or breach of any of Buyer’s covenants or agreements made herein or in connection herewith or if any representation or warranty of Buyer made herein or in connection herewith proves to be materially inaccurate or misleading.

9.9Effects of Termination.

If this Agreement is terminated as provided in Section 9.8 hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or any of their respective the stockholders, members, managers, officers, directors or employees).

9.10Headings.

The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

9.11Fees and Disbursements.

Buyer shall pay its own expenses, and the fees and disbursements of the counsel, accountants or auditors retained by it in connection with the preparation, execution, delivery and performance of this Agreement. The fees and expenses and disbursements of the counsel to the Company and the Seller shall be paid by the Company.

9.12Assignment.

This Agreement may not be assigned by the Company or the Seller without the prior written consent of Buyer or by the Buyer without the consent of the Sellers.

9.13Binding Effect; Benefits.

This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.14Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement the day and year first above written.

HAMMER FIBER OPTIC HOLDINGS CORP.,

a Nevada corporation

By: /s/ Mark Stogdill

Name: Mark Stogdill

Title: CEO

OPEN DATA CENTERS, LLC

a New Jersey limited liability company

By: /s/ Erik B. Levitt

Name: Erik B. Levitt

Managing Member, CEO

DATA CENTER INFRASTRUCTURE HOLDINGS, LLC

a New Jersey limited liability company

By: /s/ Erik B. Levitt

Name: Erik B. Levitt,

Managing Member

ODCMG LLC

By: /s/ Moses Greenfield

Name: Moses Greenfield,

Manager

ANDERA CAPITAL, LLC

a New Jersey company

By: /s/ Daniel Pulver

Name: Daniel Pulver

MANHATTAN CARRIER COMPANY, LLC

a New York company

By: /s/ Erik B. Levitt

Name: Erik B. Levitt

SOMERSET HEALTH CARE ADVISORS, LLC

a New Jersey company

By: /s/ Avinash Kenkare

Name: Avinash Kenkare

CASTLE STONE HOLDINGS, LLC

a Florida company

By: /s/ Brian Stone

Name: Brian Stone

MOSES GREENFIELD

Individually

By: /s/ Moses Greenfield

Name: Moses Greenfield

MARGREET CEVASCO

Individually

By: /s/ Margreet Cevaso

Name: Margreet Cevasco